Exhibit 99.1

June 22, 2011

Eagle Rock Announces $675 Million Credit Facility and Update to Hedge Portfolio

HOUSTON - Eagle Rock Energy Partners, L.P. (“Eagle Rock” or the “Partnership”) (NASDAQ: EROC) announced today that it has entered into a five-year senior secured credit facility with a syndicate of banks led by Wells Fargo, N.A. as administrative agent, Bank of America, N.A. and Royal Bank of Scotland plc as co-syndication agents, and BNP Paribas as documentation agent. Initial commitments totaled $675 million, with the ability to increase commitments up to $1.2 billion. The facility, which matures in June 2016, replaces Eagle Rock’s former senior secured credit facility, which was scheduled to mature in December 2012.

“We are pleased with the support shown by our lender group, which includes several institutions continuing long-term relationships with Eagle Rock and others beginning new strategic relationships,” said Jeffrey P. Wood, the Partnership’s Chief Financial Officer. “The refinancing of our credit facility, together with our inaugural senior notes issuance last month, provides further long-term stability and financial flexibility to Eagle Rock’s capital structure as we continue to focus on our growth strategy.”

In conjunction with the credit facility refinancing, Eagle Rock (i) restructured certain of its existing commodity hedges to remove as counterparties two institutions not continuing as lenders under the credit facility and (ii) restructured certain of its interest rate hedges to rebalance its fixed versus floating interest rate exposure following the issuance of the fixed-rate senior notes last month. Specifics of the hedge transactions were as follows:

•                  Terminated a 2011 and a 2013 crude oil swap at a cost of approximately $4.8 million; the volume of the terminated 2011 swap was re-hedged with a continuing lender at the current market price.

•                  Novated a portfolio of 2011, 2012 and 2013 commodity hedges to a continuing lender in the credit facility and adjusted the strike prices of certain of the novated hedges to reflect current market prices at a total cost of approximately $14.6 million.

•                  Terminated $150 million notional amount of the Partnership’s existing interest rate swaps at a cost of approximately $5.0 million; following the termination, approximately 100% of Eagle Rock’s interest rate exposure is fixed through December 13, 2012.

•                  Extended $250 million notional amount of the Partnership’s remaining interest rate swaps from their original maturity date of December 2012 to a new maturity date of June 2015.  The fixed rate to be paid on the extended swaps declined from 4.095% to 2.950%.  There was no cost associated with the extension.

As a result of the commodity hedge transactions, Eagle Rock’s average strike price on its crude oil hedges increased from $73.44/Bbl to $75.27/Bbl for the remainder of 2011, $79.35/Bbl to $81.75/Bbl for 2012, and $91.02/Bbl to $96.44/Bbl for 2013.

Details of the recent hedging transactions are included in the updated Commodity Hedging Overview presentation Eagle Rock posted today to its website. The latest presentation can be accessed by going to www.eaglerockenergy.com; select Investor Relations; then select Presentations.

About the Partnership

The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; and b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties. Its corporate office is located in Houston, Texas.

Contacts:

Eagle Rock Energy Partners, L.P.

Jeff Wood, 281-408-1203

Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350

Director, Corporate Finance and Investor Relations

This news release may include “forward-looking statements.”  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership. These include risks related to volatility of commodity prices; market demand for natural gas and natural gas liquids; the effectiveness of the Partnership’s hedging activities; the Partnership’s ability to retain key customers; the Partnership’s ability to continue to obtain new sources of natural gas supply; the availability of local, intrastate and interstate transportation systems and other facilities to transport natural gas and natural gas liquids; competition in the oil and gas industry; the Partnership’s ability to obtain credit and access the capital markets; general economic conditions; and the effects of government regulations and policies.  Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Partnership’s actual results and plans could differ materially from those implied or expressed by any forward-looking statements. The Partnership assumes no obligation to update any forward-looking statement as of any future date.  For a detailed list of the Partnership’s risk factors, please consult the Partnership’s Form 10-K, filed with the Securities and Exchange Commission (“SEC”) for the year ended December 31, 2010 and the Partnership’s Forms 10-Q filed with the SEC for subsequent quarters, as well as any other public filings and press releases.

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